Exhibit 99.1

Concierge Technologies Sells Janus Cam to Management Team, Retains Distribution Rights to Janus V2HD Camera

San Francisco, CA, March 4, 2015; - Concierge Technologies, Inc. (OTC: CNCG), a supplier of mobile video devices through its wholly owned subsidiary, Janus Cam, today announced that it has entered into a definitive binding agreement to sell Janus Cam to its president, Peter Park, and its chief financial officer, Nelson Choi in a transaction involving a forgiveness of intercompany debt and the redemption and cancellation of 68 million shares of the common stock of Concierge Technologies held by Park and Choi in exchange for all of the issued and outstanding shares of Janus Cam. The transaction is subject to regulatory approvals as well as certain other conditions related to business operations over the near term. Janus Cam will continue normal operations as a subsidiary of Concierge Technologies during the interim period.

In connection with the divestiture, Concierge Technologies has entered into a distribution agreement with Janus Cam which provides for Concierge Technologies to purchase the popular Janus V2HD camera product at discounted pricing for resale to specified customers. The approved customer list will be comprised of large fleet operators, insurance companies for large fleets, or in some cases publicly run fleets who require significantly more services than hardware supply. Such services may include installation, 24/7 technical support, on-site training, performance monitoring and extended warranty coverage.

Commenting on the transactions, David Neibert, CFO of Concierge Technologies, stated “This is a strategic move benefiting all parties concerned from both a financial and service perspective. Janus Cam will be better positioned to achieve profitability as a private enterprise free of the compliance fees typically found in public reporting companies as well as unburdened from the ongoing fleet support and on-call demands of certain customers. Concierge Technologies will focus its undivided attention to servicing these specific customers with not only product supply but more importantly after-sale support in a manner that Janus Cam was not structured to adequately address. Moreover, since our change of control on January 26, 2015, we have embarked on a strategy of acquiring diverse business interests not reliant on the Janus Cam subsidiary. By divesting ourselves of the operational aspects of Janus Cam, yet retaining some key customer support functions, we expect to be better able to maintain profitable operations while sourcing additional revenue streams through merger or acquisition of viable businesses.”

This release may contain "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a more detailed description of the risk factors and uncertainties affecting Concierge Technologies or its subsidiary companies, please refer to the Company's recent Securities and Exchange Commission filings, which are available at the Company’s website or at www.sec.gov.

For information about Concierge Technologies, Inc. contact:

Concierge Technologies, Inc.: www.conciergetechnology.net
Nicholas Gerber, CEO: ngerber@conciergetechnology.net
David Neibert, CFO: dneibert@conciergetechnology.net
Tel: 866-800-2978 ext. 3